Exhibit h12d
AMENDMENT
TO THE
ADMINISTRATIVE SERVICES AGREEMENT BETWEEN
PRINCIPAL LIFE INSURANCE COMPANY AND SUMMIT INVESTMENT
PARTNERS, INC.
     This is an Amendment to the Administrative Services Agreement (“Agreement”) entered into on the 10th day of November, 2005 (“Agreement”) between Principal Life Insurance Company (“INSURER”) and Summit Investment Partners, Inc. (“Summit”).
     RECITALS:
     1) The parties hereto desire to amend the Agreement to change the fee schedule in Section 1. (a).
     IN CONSIDERATION of the above, and of the mutual promises and conditions set forth in this Amendment, the parties hereto agree as follows:
     1) The Annual Rate set forth in Section 1. (a) of the Agreement is hereby changed from 30 basis points to 10 basis points.
     2) In all other respects, the Agreement shall remain unchanged.
     3) The effective date of this Amendment shall be November 1, 2007.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers signing below.

PRINCIPAL LIFE INSURANCE COMPANY

Attest: Name:	/s/ [ILLEGIBLE] [ILLEGIBLE]	By: Name:	/s/ Sara Wiener Sara Wiener
Title:	[ILLEGIBLE]	Title:	Director — Product MGMT

SUMMIT INVESTMENT PARTNERS, INC.

Attest: Name:	/s/ John F. Labmeier John F. Labmeier	By: Name:	/s/ Thomas Knipper Thomas Knipper
Title:	Secretary	Title:	V.P. Controller and CCO
Contract# Sum-06078-2007-11-01-AMD